UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 1, 2023

U.S. ENERGY CORP.

(Exact name of registrant as specified in its charter)

Delaware	000-06814	83-0205516
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1616 S. Voss, Suite 725, Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, $0.01 par value	USEG	The NASDAQ Stock Market LLC (Nasdaq Capital Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(c) On, and effective on, June 1, 2023, the Board of Directors, with the recommendation of the Nominating Committee of the Board of Directors, of U.S. Energy Corp. (the “Company”, “we” and “us”), appointed Mr. Mark Zajac, as the Chief Financial Officer (CFO) and Principal Financial and Accounting Officer of the Company. Effective as of his appointment as CFO, Mr. Ryan L. Smith, the Chief Executive Officer and director of the Company, ceased serving as Chief Financial Officer and Principal Financial and Accounting Officer of the Company.

Mr. Zajac’s biographical information is included below:

Mr. Mark Zajac, age 57,

Mark began his public accounting career in 1994 with Arthur Andersen and later joined KPMG where he was a partner and national industry leader for many years prior to his retirement in February 2021. Mark’s career includes serving a variety of public and private companies throughout the energy value chain, including exploration and production, master limited partnerships, trading and marketing, independent power sectors and Special Purpose Acquisition Companies as well as extensive experience with securities and exchange offerings, mergers and acquisitions and global accounts. These experiences have exposed him to a wide variety of business experiences including PCAOB requirements, IPOs, emerging accounting and industry views, internal control effectiveness assessments, security offerings and various rules and regulations of the Securities and Exchange Commission.

Mr. Zajac earned his Bachelor of Business Administration and Master of Business Administration, from Texas Tech University. He is a licensed Texas Certified Public Accountant.

* * * * *

Mr. Zajac does not have any familial relationships with any executive officer or director of the Company. Mr. Zajac is not a party to any material plan, contract or arrangement (whether or not written) with the Company, other than as described below, and there are no arrangements or understandings between Mr. Zajac and any other person pursuant to which he was selected to serve as an officer of the Company, nor is he a participant in any related party transaction required to be reported pursuant to Item 404(a) of Regulation S-K.

Mr. Zajac entered into a form of the Indemnification Agreement filed as Exhibit 10.1 to our Current Report on Form 8-K, filed with the Securities and Exchange Commission on September 22, 2022.

We also entered into an Offer Letter with Mr. Zajac, discussed below.

Offer Letter

On June 1, 2023, we entered into an Offer Letter with Mr. Zajac (the “Offer Letter”). Pursuant to the Offer Letter, Mr. Zajac agreed to serve as our CFO on an at-will basis. The Offer Letter provides for Mr. Zajac to be paid a starting salary of $255,000 per year, and he will be eligible to participate in the Company’s bonus plan and will have a target annual bonus of $160,000, which bonus will be granted solely in the discretion of the Board of Directors. The Offer Letter also provided for Mr. Zajac to receive equity consideration, and effective on June 1, 2023, Mr. Zajac was granted 100,000 restricted stock units of the Company (the “RSUs”). The RSUs vest to Mr. Zajac at the rate of 1/2 of such RSUs on each of June 1, 2024 and 2025, provided he is still employed by the Company on such dates and subject in all cases to the Company’s 2022 Equity Incentive Plan, and the RSU Award Grant Notice and RSU Award Agreement entered into by the Company to evidence such award. Each RSU evidences the right to receive, upon vesting thereof, one share of common stock.

The Compensation Committee, or the Board, with the recommendation of the Compensation Committee, may also pay or grant discretionary cash bonuses or equity bonuses from time to time in their discretion, at any time, in its/their discretion. The equity bonus may be in the form of common stock, stock options or other equity consideration, in such amounts and with such terms as may be determined by the Compensation Committee or the Board, with the recommendation of the Compensation Committee, from time to time. The amount of Mr. Zajac’s salary and bonus may also be increased from time to time in the discretion of the Compensation Committee, or the Board, with the recommendation of the Compensation Committee.

Mr. Zajac is eligible to participate in the Company’s employee benefit plans as in effect from time to time on the same basis as generally made available to other senior executives of the Company.

The description of the Offer Letter and RSU grant above is not complete and is qualified in its entirety by the full text of the Offer Letter and RSU Grant Notice and Award Agreement, copies of which are attached hereto as Exhibit 10.2 and 10.3, and are incorporated by reference into this Item 5.02 in their entirety.

Item 9.01 Financial Statements and Exhibits.

Exhibit No.	Description
10.1	Form of Indemnification Agreement between the Registrant and each director and executive officer of the Registrant (Filed as Exhibit 10.1 to the Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission on September 22, 2022, and incorporated herein by reference)(File No. 001-06814)
10.2*#	Offer Letter dated June 1, 2023, by and between U.S. Energy Corp. and Mark Zajac
10.3*#	U.S. Energy Corp. 2022 Equity Incentive Plan RSU Award Grant Notice and RSU Award Agreement dated June 1, 2023 (Mark Zajac)
104	Inline XBRL for the cover page of this Current Report on Form 8-K

* Filed herewith.

# Indicates management contract or compensatory plan or arrangement.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. ENERGY CORP.

By:	/s/ Ryan Smith
Ryan Smith
Chief Executive Officer
Dated:	June 5, 2023